UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2008

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277

                (Address of principal executive offices)                                                              (Zip Code)

Registrant’s telephone number, including area code        (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 10, 2008, Chelsea Therapeutics International, Ltd. filed a Current Report on Form 8-K pursuant to Item 7.01 of Form 8-K to report acceptance of terms of a tender offer made by Leon Higher Education Authority, Inc. for Chelsea’s auction rate securities, or ARS, portfolio. Item 7.01 incorrectly stated the amount of ARS maintained by Chelsea with UBS. This Current Report on Form 8-K/A amends Chelsea’s Current Report on Form 8-K filed on October 10, 2008 in order to provide the correct amount of ARS held by UBS.

Item 7.01	Regulation FD Disclosure

On October 9, 2008, Chelsea Therapeutics International, Ltd. accepted the terms of a tender offer made by Leon Higher Education Authority, Inc., or LHEA, for certain of Chelsea’s auction rate securities, or ARS, portfolio. The ARS consist of notes that are backed by student loans. Chelsea is only one of many holders of ARS that are subject to the tender offer.

The ARS held by Chelsea that are subject to the tender offer have a face value of $7.2 million. Pursuant to the tender offer, Chelsea would receive 94% of the face value of the ARS, which would result in payment to Chelsea of approximately $6.77 million. The tender offer could close as early as mid-November.

Completion of the tender offer is subject to certain terms and conditions, including:

•	acceptance of the tender by holders of at least 95% of the outstanding aggregate principal amount of existing senior notes that are subject to the tender offer;
•	acceptance of the tender by holders of at least 99% of outstanding aggregate principal amount of existing subordinate notes that are subject to the tender offer;
•

the completion of a sale of Class A notes by LHEA to raise proceeds sufficient to effect the tender and a resecuritization of certain of the assets currently underlying the notes to be tendered, which assets will underlie the new Class A notes; and

•	a resecuritization or monetization of certain past due and other assets currently underlying the notes to be tendered, which assets will not underlie the new Class A notes.

Chelsea can give no assurances that the LHEA tender offer will be completed, either in part or in whole, or that Chelsea will receive any tender proceeds.

At September 30, 2008, Chelsea held illiquid ARS with a combined face value of approximately $26.2 million. The ARS are held in investment accounts maintained by Chelsea at two major banks, UBS and Bank of America. Chelsea purchased the ARS through those two banks as liquid investments. Both of the banks have been negotiating settlements with the Securities and Exchange Commission, or SEC, and certain state regulators that could provide liquidity to Chelsea for its ARS that are not tendered to and accepted by LHEA.

Chelsea’s ARS accounts with UBS and Bank of America are as follows:

•

approximately $11.6 million of ARS are maintained with UBS. On October 7, 2008, UBS issued a prospectus detailing its solution to restore liquidity to UBS clients who own ARS and offering eligible clients the right to sell their ARS back to UBS at par on various dates but in no case later than June 2010 and to provide certain options for liquidity during the interim period. Details of this offer are contained in the prospectus available at the UBS website at http://financialservicesinc.ubs.com/wealth/AuctionRateSecuritiesSolution.html; and

•	approximately $14.6 million of ARS are maintained with Bank of America, including the $7.2 million of ARS that are the subject to the LHEA tender offer. On

October 8, 2008, the SEC’s Division of Enforcement announced a preliminary settlement in principle with Banc of America Securities LLC and Banc of America Investment Services, Inc. that would provide certain individual investors, small businesses, and small charities who hold ARS accounts at Bank of America the opportunity to sell back to Bank of America up to $4.7 billion in ARS purchased before February 2008 and to make best efforts to provide liquidity to all holders by the end of 2009. Information on the Bank of America settlement is available at the Securities and Exchange Commission’s website at http://sec.gov/news/press/2008/2008-247.htm.

Chelsea can give no assurances that any of the settlements will be finalized or that Chelsea will receive any payment as a result of the settlements. Chelsea is in active discussion with both banks to understand how the terms of the settlements will be applied with respect to Chelsea’s ARS holdings.

The information furnished in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

Date: October 10, 2008	/s/ J. Nick Riehle
J. Nick Riehle, Chief Financial Officer